FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE EXPANDS PRESENCE IN TEXAS

Acquires Toyota and Hyundai Dealerships

BLOOMFIELD HILLS, MI, December 11, 2013 – Penske Automotive Group, Inc. (NYSE:PAG), an international transportation services company, has acquired the Frank
Smith Toyota-Scion and Hyundai dealerships in Pharr, Texas. These dealerships operate in the Rio Grande Valley area and serve the greater metropolitan area of McAllen, Texas, representing a new market area for the company. The acquired dealerships complement the company’s existing operations in Austin, Houston, and Round Rock, Texas, and are expected to generate approximately $200 million in annualized revenue.

The dealerships are located on an 18-acre site which includes a 28,000-square-foot, 38- service bay collision repair center and an 8,500-square-foot delivery/detail center allowing the company to operate the dealerships in a campus-style environment. All dealership facilities are compliant with the individual brands’ current image program.

Penske Automotive Group President Rob Kurnick said, “We are thrilled to expand our affiliation with the Toyota and Hyundai brands. These new dealerships will allow us the opportunity to further scale operations within the company’s existing Texas footprint and provide a growth opportunity in a new and dynamic market area.”

Caution Concerning Forward Looking Statements
Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.’s future sales potential and outlook. Actual results may vary materially because of risks and uncertainties that are difficult to predict. These risks and uncertainties include, among others: economic conditions generally, conditions in the credit markets and changes in interest rates, adverse conditions affecting a particular manufacturer, including the adverse impact to the vehicle and parts supply chain due to natural disasters or other disruptions that interrupt the supply of vehicles or parts to us; changes in consumer credit availability, the outcome of legal and administrative matters, and other factors over which management has limited control. These forward-looking statements should be evaluated together with additional information about Penske Automotive’s business, markets, conditions and other uncertainties, which could affect Penske Automotive’s future performance. These risks and uncertainties are addressed in Penske Automotive’s Form 10-K for the year ended December 31, 2012, and its other filings with the Securities and Exchange Commission (“SEC”). This press release speaks only as of its date, and Penske Automotive disclaims any duty to update the information herein.

About Penske Automotive
Penske Automotive Group, Inc., (NYSE:PAG) headquartered in Bloomfield Hills, Michigan, is an international transportation services company, operating retail automotive dealerships, Hertz car rental franchises and commercial vehicle distribution.  The company currently operates principally in the United States, Western Europe, Australia and New Zealand, employs approximately 17,000 people worldwide and is a member of the Fortune 500 and Russell 2000.  For additional information, visit the company’s website at www.penskeautomotive.com.

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Inquiries should contact:

Contacts:	David K. Jones Executive Vice President and Chief Financial Officer 248-648-2800 dave.jones@penskeautomotive.com	Anthony R. Pordon Executive Vice President – Investor Relations and Corporate Development 248-648-2540 tpordon@penskeautomotive.com

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